Exhibit 99.1

NEWS RELEASE

FOR IMMEDIATE RELEASE

Pacira Pharmaceuticals, Inc. Announces Appointment of Life Sciences Industry Veterans Mark Kronenfeld, M.D., and Dennis Winger to its Board of Directors

Company Founders and Venture Investors

Fred Middleton and Luke Evnin to Retire from the Board

PARSIPPANY, N.J., September 12, 2013 — Pacira Pharmaceuticals, Inc. (NASDAQ:PCRX) today announced the appointment of Mark A. Kronenfeld, M.D., and Dennis L. Winger to its Board of Directors.  Pacira also announced today that Luke Evnin, a managing director at MPM Capital, and Fred Middleton, a general manager at Sanderling Ventures, will be stepping down from the Board effective September 30, 2013.  Upon their departure, the Board membership will total eight.

“We are excited to welcome Mark and Dennis to the Board,” said Dave Stack, president, chief executive officer and chairman of Pacira. “With their combined medical insight and deep expertise in developing and implementing successful commercial strategies, we are looking forward to working with them as we continue to execute on our own commercial strategy for EXPAREL® and enter into the next stage of growth as a company. Additionally, we would like to recognize Luke and Fred for their innovative vision in forming the company in 2007 and thank them for their unwavering belief in our proprietary drug delivery technology and their thoughtful guidance throughout the development and successful launch of EXPAREL.”

Dr. Kronenfeld was appointed to the board in June 2013.  Dr. Kronenfeld is the vice chairman of Anesthesiology at Maimonides Medical Center, a large tertiary care academic medical center in New York City, since March 2009, and has served as medical director of Perioperative Services for Maimonides Medical Center since January 2011.  He is a managing partner of Anesthesia Associates of Boro Park, a private medical practice, and a managing partner of Strategic Medical Management Partners. In 2001, Dr. Kronenfeld founded Ridgemark Capital Management, a healthcare-focused hedge fund that invested in public and private healthcare and biomedical companies.  He served as managing partner and portfolio manager from April 2001 to December 2008. Dr. Kronenfeld has founded and/or managed various consulting and investment companies focused on healthcare and medical technologies and has served on and chaired multiple leadership committees for various hospitals and medical centers. Previously, Dr. Kronenfeld taught and practiced adult and pediatric cardiac anesthesia at NYU and was chief of cardiac anesthesiology at Hackensack University Medical Center and president of GMS Anesthesia Associates, a private medical practice. Dr. Kronenfeld received his M.D. degree and completed his residency in anesthesiology at the University of California, San Diego School of Medicine, and completed a fellowship in cardiothoracic anesthesiology at New York University Medical Center.

Mr. Winger was appointed to the board on September 11, 2013.  A proven life sciences industry executive, Mr. Winger was most recently senior vice president and chief financial officer of Applera Corporation, a life sciences company, from September 1997 until his retirement in December 2008. Previously, he served as senior vice president, finance and administration, and chief financial officer of Chiron Corporation, a biotechnology company acquired by Novartis International in 2006. Mr. Winger currently serves as a director of Accuray Incorporated (NASDAQ: ARAY), a radiation oncology company, and Nektar Therapeutics (NASDAQ: NKTR), a clinical-stage biopharmaceutical company. He previously served on the boards of Vertex Pharmaceuticals Incorporated from 2009 to 2012, Cephalon, Inc. from 2003 to 2011, and Cell Genesys, Inc. from 2004 to 2009. Mr. Winger also serves on the Board of Trustees of Siena College. He holds a B.A. in history from Siena College and an MBA from Columbia University Graduate School of Business.

About Pacira

Pacira Pharmaceuticals, Inc. (NASDAQ: PCRX) is an emerging specialty pharmaceutical company focused on the clinical and commercial development of new products that meet the needs of acute care practitioners and their patients. The company’s current emphasis is the development of non-opioid products for postsurgical pain control, and its lead product, EXPAREL® (bupivacaine liposome injectable suspension), was commercially launched in the United States in April 2012. EXPAREL and two other products have utilized the Pacira proprietary product delivery technology DepoFoam®, a unique platform that encapsulates drugs without altering their molecular structure and then releases them over a desired period of time. Additional information about Pacira is available at www.pacira.com.

Forward Looking Statements

Any statements in this press release about our future expectations, plans and prospects, including statements about our plans and expectations regarding EXPAREL, and other statements containing the words “believes,” “anticipates,” “plans,” “expects,” and similar expressions, constitute forward-looking statements within the meaning of The Private Securities Litigation Reform Act of 1995. Actual results may differ materially from those indicated by such forward-looking statements as a result of various important factors, including risks relating to: the success of our sales and manufacturing efforts in support of the commercialization of EXPAREL; the rate and degree of market acceptance of EXPAREL; the size and growth of the potential markets for EXPAREL and our ability to serve those markets; our plans to expand the indications of EXPAREL to include nerve block, including the timing and success of an sNDA; our plans to continue to manufacture and provide support services for our commercial partners who have licensed DepoCyt(e); our commercialization and marketing capabilities; and other factors discussed in the “Risk Factors” of our most recent Annual Report on Form 10-K for the fiscal year ended December 31, 2012, and in other filings that we periodically make with the SEC. In addition, the forward-looking statements included in this press release represent our views as of the date of this press release. We anticipate that subsequent events and developments will cause our views to change. However, while we may elect to update these forward-looking statements at some point in the future, we specifically disclaim any obligation to do so. These forward-looking statements should not be relied upon as representing our views as of any date subsequent to the date of this press release.

Company Contact:

Pacira Pharmaceuticals, Inc.

Jessica Cho, (973) 254-3574

Media Contact:

Pure Communications, Inc.

Susan Heins, (864) 286-9597